UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 18, 2025

MILESTONE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Québec	001-38899	Not applicable
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Dr. Frederik-Philips Boulevard,
Suite 420
Montréal, Québec CA	H4M 2X6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 336-0444

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MIST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 18, 2025, Milestone Pharmaceuticals Inc. (the “Company”) entered into an Amended and Restated Open Market Sale AgreementSM (the “Amended Agreement”) with Jefferies LLC, as sales agent (“Jefferies” or the “Agent”). The Amended Agreement amends and restates in its entirety the Open Market Sale AgreementSM, dated as of July 29, 2020 (the “Original Agreement”), relating to the offering of our common shares having an aggregate offering price of up to $50,000,000. Under the Amended Agreement, the Company may issue and sell its common shares, no par value per share (the “Common Shares”), from time to time for an aggregate offering price of up to $77,800,000 (which includes the approximately $2.8 million of sales previously made pursuant to the Original Agreement through the date hereof) through the Agent. The Common Shares will be sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-283162), and offerings of the Shares will be made only by means of the Prospectus Supplement (defined below).

The Company is not obligated to make any sales of Common Shares under the Amended Agreement. The Agent may sell the Common Shares by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended, including, without limitation, sales made directly on The Nasdaq Global Select Market or any other existing trading market for the Common Shares. The Agent will use commercially reasonable efforts to sell the Common Shares under the Amended Agreement from time to time, based upon instructions from the Company (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company will pay the Agent a commission equal to 3.0 percent (3.0%) of the aggregate gross sales proceeds of any Common Shares sold through the Agent under the Amended Agreement, and also has provided the Agent with customary indemnification and contribution rights. In addition, the Company has agreed to reimburse certain legal expenses and fees incurred by the Agent in connection with the offering up to a maximum of (A) $75,000 in connection with the execution of the Amended Agreement, (B) $25,000 in connection with certain filings of the Company with the Commission and (C) $15,000 in connection with certain other filings of the Company with the Commission.

The offering of Common Shares pursuant to the Amended Agreement will terminate upon the earlier of (i) the sale of all Common Shares subject to the Amended Agreement or (ii) termination of the Amended Agreement in accordance with its terms.

The foregoing description of the Amended Agreement is not complete and is qualified in its entirety by reference to the full text of the Amended Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Osler, Hoskin & Harcourt LLP relating to the Common Shares to be offered pursuant to the Amended Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Common Shares nor shall there be any offer, solicitation or sale of the Common Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 8.01	Other Events

In connection with the Amended Agreement, the Company intends to file a prospectus supplement (the “Prospectus Supplement”) to the shelf registration statement on Form S-3 (File No. 333-283162). The controlling provisions of the Amended Agreement will become effective at the time of filing of the Prospectus Supplement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Amended and Restated Open Market Sale AgreementSM, dated March 18, 2025, by and between Milestone Pharmaceuticals Inc. and Jefferies LLC.
5.1	Opinion of Osler, Hoskin & Harcourt LLP.
23.1	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File--the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE PHARMACEUTICALS INC.

Date: March 18, 2025	By:	/s/ Amit Hasija
Amit Hasija
Chief Financial Officer
Principal Financial Officer